Exhibit 99.1

Financial News Release

For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Jeff Bouchard	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-1750 ext. 604	Tel: (503) 454-1750 ext. 594
	E-mail: jeffb@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com

Conference Call at 2 p.m. PDT, April 19, 2004 – Pixelworks will host a conference call at 2 p.m. PDT, April 19, 2004, which can be accessed at (719) 457-2626 and using pass code 588246.  The conference call will also be available through a Web broadcast that can be accessed by visiting the Investor Relations section at www.pixelworks.com.  A replay of the conference call will be available through April 22, 2004, and can be accessed by calling (719) 457-0820 using pass code 588246.  A replay of the Web broadcast will be available through May 18, 2004.

Pixelworks Reports Record First Quarter 2004 Financial
Results; Revenue Up 41 Percent Year-Over-Year and
11 Percent Sequentially

•                  Record revenue of $45.3 million in the first quarter increased 41% from $32.0 million in the first quarter of 2003, and increased 11% over $40.8 million in the previous quarter

•                  Record GAAP net income in the first quarter of $6.6 million, or $0.14 per diluted share, improved from $0.2 million, or $0.01 per diluted share, in the first quarter of 2003

•                  Record pro forma* net income of $7.0 million, or $0.14 per diluted share; increased 195% from $2.4 million, or $0.05 per diluted share, in the first quarter of 2003

*Pro forma gross profit, income before income taxes, and net income, which differs from gross profit, income before income taxes, and net income in accordance with accounting principles generally accepted in the United States of America (GAAP), excludes merger-related and restructuring expenses, and non-cash expenses for amortization of purchased developed technology, and stock-based compensation and amortization of assembled workforce.  A schedule reconciling these amounts for the three months ended March 31, 2004 and 2003 is included in this news release.  Pixelworks’ management believes the presentation of these non-GAAP financial measures provides useful information to investors regarding Pixelworks’ results of operations as these non-GAAP financial measures allow investors to better evaluate ongoing

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business performance. Pixelworks’ management also uses these non-GAAP financial measures internally to monitor performance of the business. Pixelworks, however, cautions investors to consider these non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Tualatin, Ore., April 19, 2004 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-a-chip ICs for the advanced display industry, today announced financial results for the first quarter ended March 31, 2004.

Revenue for the first quarter of 2004 was $45.3 million, a 41 percent increase over revenue of $32.0 million in the first quarter of 2003 and an 11 percent increase over revenue of $40.8 million in the fourth quarter of 2003.

Net income in accordance with generally accepted accounting principles (GAAP) in the first quarter of 2004 was a record $6.6 million, or $0.14 per diluted share, compared with net income of $248,000 or $0.01 per diluted share, in the first quarter of 2003 and net income of $2.9 million, or $0.06 per diluted share, in the fourth quarter of 2003.  First quarter 2004 GAAP results include non-cash expenses for stock-based compensation, amortization of assembled workforce, and amortization of acquired developed technology of approximately $417,000 (excluded for pro forma reporting purposes).

Pro forma net income in the first quarter of 2004 was a record $7.0 million, or $0.14 per diluted share, which increased from pro forma net income of $2.4 million, or $0.05 per diluted share in the first quarter of 2003 and pro forma net income of $5.2 million, or $0.11 per diluted share, in the fourth quarter of 2003.

“Clearly, we were very pleased with our first quarter financial results as they exceeded even the high end of our expectations,” said Allen Alley, President, CEO, and Chairman of Pixelworks.  “Our record revenue and net income was led by growth in our advanced television business, which was up 28 percent sequentially and 283 percent year-over-year.  Within our advanced television business we experienced across-the-board sequential revenue growth from LCD, plasma, and digital CRT television manufacturers with LCD TV business growing the fastest at 58 percent sequentially and 468 percent year-over-year,” added Alley.  “The first quarter was a great start to what we believe will be a solid year of growth for us in 2004,” concluded Alley.

Business Outlook for Second Quarter 2004

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.

These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after March 31, 2004.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Due to very uncertain and unpredictable economic conditions, it is particularly difficult to predict product demand and other related matters.

The Company estimates net income per share in the second quarter of 2004 will be $0.10 to $0.12 on a GAAP basis and $0.11 to $0.13 on a pro forma basis, based on the following estimates:

•                  Revenue of $47.0 to $49.0 million, a year-over-year increase of 44 to 50 percent. Revenue is highly dependent on a number of factors including, but not limited to, general economic conditions, timely new product introductions, the Company’s ability to secure additional design wins with customers, growth rates in the flat panel monitor, multimedia projector, and advanced television markets, levels of inventory at distributors and customers, and increased supply of products from the Company’s third party foundries.

•                  GAAP gross profit margin of 47.0 to 49.0 percent. Pro forma gross profit margin, which excludes an estimated $132,000 in non-cash expense for the amortization of acquired developed technology, of 47.3 to 49.3 percent. Gross profit margin may be higher or lower than expected due to many factors including, but not limited to, competitive pricing actions, changes in estimated product costs, revenue levels, and changes in estimated product mix.

•                  R&D and SG&A expenses, combined, of $14.5 to $15.0 million.

•                  Non-cash expenses for stock-based compensation and amortization of assembled workforce of approximately $300,000 (excluded for pro forma reporting purposes).

•                  Interest income of approximately $250,000.

•                  Effective tax rate of 34 to 36 percent of net income before income taxes on both a GAAP and pro forma basis.

About Pixelworks, Inc.

Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-chip ICs for the advanced display industry. Pixelworks’ solutions provide the intelligence for advanced televisions, multimedia projectors and flat panel monitors by processing and optimizing video and computer graphics signals to produce high quality images.  Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products.

For more information, please visit the Company’s Web site at www.pixelworks.com.

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Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.

Safe Harbor Statement

The statements by Allen Alley and the statements in the Business Outlook for Second Quarter 2004 above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual results could vary materially from the description contained herein due to many factors including those described above and the following: business and economic conditions, changes in growth in the flat panel monitor, multimedia projector, and advanced television industries, changes in customer ordering patterns, competitive factors, such as rival chip architectures, pricing pressures, insufficient, excess or obsolete inventory and variations in inventory valuation, continued success in technological advances, shortages of manufacturing capacity from our third-party foundries, litigation involving antitrust and intellectual property, the non-acceptance of the combined technologies by leading manufacturers, and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings.  The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. If the Company does update one or more forward-looking statements, investors and others should not conclude that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.

PIXELWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP BASIS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Revenue	$45,270	$32,005
Cost of revenue (1)	21,575	17,292
Gross profit	23,695	14,713

Operating expenses:
Research and development	7,254	6,747
Selling, general and administrative	6,232	5,388
Merger related expenses	—	1,580
Stock-based compensation and amortization of assembled workforce	285	404
Total operating expenses	13,771	14,119
Income from operations	9,924	594

Interest income, net	235	379
Income before income taxes	10,159	973

Provision for income taxes	3,606	725

Net income	$6,553	$248

Net income per share:
Basic	$0.14	$0.01
Diluted	$0.14	$0.01

Weighted average shares outstanding:
Basic	46,320	45,030
Diluted	48,141	46,347

(1)      Includes amortization of acquired developed technology of $132 for each of the three months ended March 31, 2004 and 2003.

PIXELWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRO FORMA BASIS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Revenue	$45,270	$32,005
Cost of revenue	21,443	17,160
Pro forma gross profit	23,827	14,845

Operating expenses:
Research and development	7,254	6,747
Selling, general and administrative	6,232	5,388
Total operating expenses	13,486	12,135
Pro forma income from operations	10,341	2,710

Interest income, net	235	379
Pro forma income before income taxes	10,576	3,089

Provision for income taxes	3,606	725

Pro forma net income	$6,970	$2,364

Pro forma net income per share:
Basic	$0.15	$0.05
Diluted	$0.14	$0.05

Weighted average shares outstanding:
Basic	46,320	45,030
Diluted	48,141	46,347

The above pro forma financial statements are presented for informational purposes only.  Our presentation of pro forma financial information excludes non-cash expenses resulting from acquisitions and the issuance of stock options, as well as unusual or infrequent expenses that are not directly attributable to our ongoing operations and are expected to be incurred over a limited period of time.  Because of these exclusions, our presentation is not in accordance with accounting principles generally accepted in the United States of America (GAAP).  Additionally, our presentation of pro forma financial information may not be consistent with that of other companies.

We believe that the exclusion of non-cash charges may help the investor better understand our liquidity position and the use of tangible resources in our operations, and the exclusion of unusual or infrequent items provides an alternative measure which may help the investor evaluate our underlying operating performance.  Pro forma information is not, and should not be considered, a substitute for financial information prepared in accordance with GAAP.

PIXELWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

RECONCILIATION OF GAAP TO PRO FORMA BASIS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2004				Three Months Ended March 31, 2003
	GAAP	Adjustments		Pro forma	GAAP	Adjustments		Pro forma

Revenue	$45,270	$—		$45,270	$32,005	$—		$32,005
Cost of revenue	21,575	(132	)(1)	21,443	17,292	(132	)(1)	17,160
Gross profit	23,695	132		23,827	14,713	132		14,845

Operating expenses:
Research and development	7,254	—		7,254	6,747	—		6,747
Selling, general and administrative	6,232	—		6,232	5,388	—		5,388
Merger related expenses	—	—		—	1,580	(1,580	)(2)	—
Stock-based compensation and amortization of assembled workforce	285	(285	)(3)	—	404	(404	)(3)	—
Total operating expenses	13,771	(285)		13,486	14,119	(1,984)		12,135
Income from operations	9,924	417		10,341	594	2,116		2,710

Interest income, net	235	—		235	379	—		379
Income before income taxes	10,159	417		10,576	973	2,116		3,089

Provision for income taxes	3,606	—		3,606	725	—		725

Net income	$6,553	$417		$6,970	$248	$2,116		$2,364

Net income per share:
Basic	$0.14			$0.15	$0.01			$0.05
Diluted	$0.14			$0.14	$0.01			$0.05

Weighted average shares outstanding:
Basic	46,320			46,320	45,030			45,030
Diluted	48,141			48,141	46,347			46,347

(1)  Non-cash expenses for amortization of value assigned to an acquired company’s developed and other core technology at time of acquisition.

(2)  Expenses related to proposed (now terminated) merger with Genesis Microchip.

(3)  Non-cash expenses associated with certain stock options issued to employees prior to the Company’s Initial Public Offering and to employees of acquired companies.  Also includes non-cash expense associated with amortization of the intangible assembled workforce asset recorded in connection with the Jaldi Semiconductor asset acquisition.

PIXELWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003

ASSETS

Current assets:
Cash and cash equivalents	$90,244	$75,165
Short-term marketable securities	10,992	5,656
Accounts receivable, net	17,082	8,468
Inventories, net	9,779	10,478
Prepaid expenses and other current assets	3,541	4,826
Total current assets	131,638	104,593

Long-term marketable securities	23,591	19,875
Property and equipment, net	6,255	6,561
Other assets, net	6,676	16,205
Acquired intangible assets, net	3,281	3,535
Goodwill	82,548	82,548
Total assets	$253,989	$233,317

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,224	$4,330
Accrued liabilities	11,722	8,682
Total current liabilities	20,946	13,012

Shareholders’ equity	233,043	220,305
Total liabilities and shareholders’ equity	$253,989	$233,317